NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS
MULTI-YEAR RENEWAL WITH SHELL CANADA PRODUCTS

Agreement Extends Cornerstone Relationship with One of Canada’s Largest Integrated Oil Companies and a Leader in the Manufacturing, Distribution and Marketing of Refined Petroleum Products

DALLAS, Texas (Feb. 2, 2009) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has signed a multi-year renewal agreement with Shell Canada Products as a national sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. A top-5 AIR MILES sponsor, Shell Canada Products today operates more than 1,500 retail service stations under the brands Shell, Turbo, Payless and Beaver, and employs more than 2,500 people across Canada. Shell Canada Products has been an AIR MILES Reward Program sponsor since 1993 and is also a rewards supplier in the program.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise, as well as fuel and car wash gift certificates redeemable at Shell locations, and more.

“Shell Canada’s decision in 1993 to join the AIR MILES Reward Program dynamically changed building customer loyalty strategies in the fiercely competitive Canadian retail fuel business,” said Bryan Pearson, president, Alliance Data’s LoyaltyOne business. “For 16 years, our combined data and insight has enabled Shell to create value propositions that are attractive to their customers, that increase loyalty to Shell’s brand and that drive consumer behavior in ways that reduce marketing costs and yield a greater return on investment.”

About Shell Canada Products:

Shell Canada’s downstream business is held and operated by a wholly owned partnership, Shell Canada Products, which manufactures, distributes and markets refined petroleum products across Canada. Shell Canada’s three refineries convert crude oil into low sulphur gasoline and diesel fuel, aviation fuels, solvents, lubricants, asphalt and heavy fuel oils.  Shell Canada Products supplies these products to retail, commercial and road transport markets through its Canada-wide network of Shell and private-branded retail and cardlock sites.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

About LoyaltyOne

LoyaltyOne (formerly Alliance Data Loyalty Services) works with more than 100 of North America’s leading brands in the retail, financial services, grocery, petroleum retail, travel, and hospitality industries to profitably change customer behavior. Through a team of businesses, each specializing in a loyalty discipline, LoyaltyOne designs, delivers, and manages a suite of loyalty marketing services—consumer data, customer-centric retail strategies, direct-to-consumer marketing, loyalty consulting, and more.
LoyaltyOne is part of the Alliance Data family of companies. For over 30 years, Alliance Data has helped its clients build more profitable, more loyal relationships with their customers. More information is available at www.loyalty.com

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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